LABTEC INC.
                           1499 S.E. TECH CENTER PLACE
                                    SUITE 350
                           VANCOUVER, WASHINGTON 98683

                                                              September 28, 2000




The KB Mezzanine Fund II, L.P.
c/o Equinox Investment Partners
19 Old Kings Highway South
Darien, CT  06820

         Re:      Stockholders Agreement
                  ----------------------

                  Reference is made to that certain Stockholders Agreement of Labtec Enterprises, Inc. ("LEI") dated as of October 7, 1997 (the "Original Stockholders Agreement"), to which you ("KBMF") were a party. Following the consummation of the transactions contemplated by that certain Amended and Restated Agreement and Plan of Merger dated as of November 13, 1998 (the "Merger Agreement"), LEI became a wholly-owned subsidiary of Labtec Inc. ("Labtec"), and the outstanding shares of capital stock of LEI, including those owned by KBMF, were converted into shares of capital stock of Labtec.

                  Further reference is made to that certain letter agreement dated August 20, 1999 by and among Labtec, KBMF and Sun Multimedia Partners, L.P. ("Sun"). Pursuant to such letter agreement, (i) Labtec agreed that until such time as an outstanding promissory note of Labtec payable to KBMF has been paid in full, Labtec will cause one designee selected by KBMF in writing to be nominated to Labtec's board of directors, (ii) Sun agreed to vote all shares of Labtec owned by it in favor of such designee, and (iii) Labtec and Sun further agreed that they would enter into a Stockholders Agreement with KBMF which would be substantially similar in all material respects to the Original Stockholders Agreement (to the extent applicable and otherwise appropriate for a public company).

                  In consideration of the foregoing, the parties hereto confirm their prior agreements set forth in clause (i) and (ii) of the preceding paragraph. In furtherance of the agreement set forth in clause (iii) of the preceding paragraph, the parties agree as follows:

                  1. Sun hereby grants to KBMF all of the "tag-along" and other rights set forth in Section 3.1 of the Original Stockholders Agreement, and KBMF agrees to assume and be bound by the "drag-along" and other obligations set forth in Section 3.2 thereof, with respect to shares of Labtec capital stock ("Labtec Shares"), including the Labtec Shares now or hereafter owned by KBMF, pursuant to all of the terms thereof and of Section 3.3 of the Original Stockholders Agreement, and Sun, KBMF and Labtec agree to be bound by the provisions thereof as fully as though the Labtec Shares were "Shares" thereunder and Labtec was the "Company" thereunder.

                  2. Labtec hereby grants to KBMF the right (which shall be in addition to the right of board representation referred to above) to designate an individual to attend meetings of the Labtec Board of Directors as an observer, with the ancillary information and expense-reimbursement rights set forth in the second, third and fourth sentences of Section 2.3 of the Original Stockholders Agreement.

                  3. Labtec hereby grants to KBMF the piggyback registration and other rights set forth in Section 9.2 of the Original Stockholders Agreement with respect to Labtec Shares now or hereafter owned by KBMF, pursuant to all of the terms thereof and of Sections 9.3 and 9.4 of the Original Stockholders Agreement, and KBMF and Labtec agree to be bound by the provisions thereof as fully as though the Labtec Shares so owned by KBMF were "Registrable Securities" thereunder.

                  In addition, KBMF agrees that it will vote all of its Labtec Shares in favor of the election of any Sun designee to Labtec's board of directors, and in favor of all matters described in Section 2.1 of the Original Stockholders Agreement, for so long as Sun is obligated to vote its shares in favor of any KBMF designee to Labtec's board of directors pursuant to the second paragraph of this letter agreement.

                  In addition, reference is made to that certain letter agreement dated December 1, 1999 by and among KBMF and Sun, pursuant to which Labtec granted certain request registration rights to KBMF. By letter dated January 4, 2000, KBMF exercised such request registration rights. In connection with such request, Labtec has filed a Registration Statement on Form S-3 with the Securities and Exchange Commission (the "SEC"). The SEC has refused to declare such Registration Statement effective on the grounds that Labtec is ineligible to register its securities on Form S-3. Labtec hereby confirms that the request registration rights granted to KBMF pursuant to the letter agreement of December 1, 1999, remain in full force and effect notwithstanding the SEC's refusal to permit Labtec's use of Form S-3. Labtec will remain obligated to register Labtec Shares now or hereafter owned by KBMF pursuant to such request registration upon such time, if any, as the SEC finds that Labtec is again eligible to use Form S-3 to register its securities. The parties hereto acknowledge and agree that the rights and obligations of KBMF under this letter agreement shall not be transferable to or binding upon any subsequent holder to whom KBMF may sell or transfer Labtec Shares, other than upon any distribution of the Labtec Shares made generally by KBMF to its partners, in which such rights and obligations will inure to the benefit of and be binding upon such partners. The parties further confirm that from the effective date of the transactions contemplated by the Merger Agreement, the Original Stockholders Agreement is deemed terminated and of no further force or effect, except as set forth above.

                  If the foregoing correctly sets forth our agreement, kindly acknowledge so by signing two copies of this letter in the space provided below and returning one copy to each of the undersigned.

                         Very truly yours,

                         LABTEC, INC.

                         By: /s/ Marc J. Leder
                             --------------------------------------------
                             Marc J. Leder, Co-Chairman


                         SUN MULTIMEDIA PARTNERS, L.P.
                         By: Sun Multimedia Advisors, Inc., its general partners


                         By: /s/ Marc J. Leder
                             -------------------------------------------------
                             Marc J. Leder, Vice President

AGREED TO:

THE KB MEZZANINE FUND II, L.P.
By:      EIP Capital Partners, L.P., its general partner

By: /s/ Jonathan Stearns
    -------------------------------------------------
       Jonathan Stearns